EXHIBIT 23.1

[LETTERHEAD OF KPMG AUDIT PLC]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Allied Domecq PLC:

We consent to the use of our report dated 20 October 2004 with respect to the consolidated balance sheets of Allied Domecq PLC and subsidiaries (the “Group”) as of 31 August 2004 and 31 August 2003, and the related consolidated profit and loss accounts, consolidated statements of total recognized gains and losses, notes of consolidated historical cost profits and losses, consolidated reconciliations of movements in shareholders’ funds and consolidated cash flow statements for each of the years in the three year period ended 31 August 2004, incorporated by reference on Form S-8 filed by the Company on 25 July 2005.

Our report refers to the adoption of FRS No. 17—Retirement benefits, UITF abstract 38—Accounting for ESOP trusts, and application note (G) of FRS No. 5—Reporting the substance of transactions from 1 September 2003. Our report also refers to the restatement of Note 31 to the consolidated financial statements.

/s/ KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants

London, England

25 July 2005